Exhibit 10.2

J. Alex Wasserburger VP, Deputy General Counsel 6740 Shady Oak Road Eden Prairie, MN 55344 (952) 943-6517

May 9, 2022

Tom Zielecki (tzielecki@imediabrands.com)

Dear Tom,

On behalf of iMedia Brands, Inc. (the “Company”), I am delighted to confirm the details of your promotion:

TITLE, EFFECTIVE DATE, and RESPONSIBILITIES

Effective as of May 9, 2022 (the “Effective Date”), your title will be SVP, Chief Financial Officer. You will report to Tim Peterman, CEO. You will generally work out of the Company’s Eden Prairie, Minnesota office, but you are expected to travel as required. As a Company employee, you will: (i) devote all of your business time and attention, your best efforts, and all of your skill and ability to promote the interests of the Company; (ii) carry out your duties in a diligent, competent, faithful and professional manner; (iii) work with other employees of the Company in a competent and professional manner; (iv) comply with all of the Company’s policies, as in effect from time to time; and (v) generally promote the interests of the Company.

COMPENSATION

Unless specifically addressed, all other areas of compensation and benefits will remain as outlined in your original Offer Letter and Employment Agreement.

Base Salary: As of the Effective Date, your base salary will be at the rate of $350,000.00 per year.

Promotion Cash Bonus: You will receive a promotional bonus of $50,000 (less applicable taxes). This amount will be paid to you on your first paycheck immediately following your promotional Effective Date. Per the Sign-on Bonus Repayment Agreement, signed by you, in the event that you leave the Company within 12 months of your Effective Date, you will be responsible for reimbursing the company for the entire sign on bonus.

Discretionary Annual Cash Bonus: You will be eligible for annual discretionary bonuses, which will be based on your performance, the Company’s performance, and such other factors as are determined by the Company. Whether any bonus payment will be made to you, and, if so, in what amount, will be determined by the Company in its sole discretion. Any bonus awarded with respect to the Company’s 2022 fiscal year will be prorated based on the Effective Date. To be eligible for any bonus, you must be an active employee at, and not have given or received notice of termination of your employment prior to, the time of the payment of such bonus. Please note that payment of a bonus in any year does not guarantee payment of a bonus in any other year.

WITHHOLDING

All your salary and other payments you receive from the Company will be subject to applicable withholding taxes.

imediabrands.com

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BENEFITS

This promotion does not have an impact on your current benefit elections or your time off award. You are eligible to participate in any present or future employee benefit programs established by the Company for its employees generally or for all employees at your organizational level, subject to the Company’s right to modify or terminate such benefit plans or programs at any time in its sole discretion and subject to the eligibility requirements and rules of each such plan or program.

EMPLOYMENT AT WILL

Your employment with the Company will be “at will”, which means that it is subject to termination by either you or the Company at any time, for any reason, with or without cause. This letter serves to outline the terms of our employment offer, but it does not constitute a contract of employment for any specific length of time.

Tom, we are very excited about your promotion and wish you every success in your new position.

Should you have any questions, please feel free to contact me at 952.943.6517.

Sincerely,

/s/ J. Alex Wasserburger

J. Alex Wasserburger
VP, Deputy General Counsel

imediabrands.com

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